As filed with the Securities and Exchange Commission on May 25, 2011
Registration No. 333-159318

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ConocoPhillips
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	01-0562944 (I.R.S. Employer Identification No.)

600 North Dairy Ashford Houston, Texas (Address of Principal Executive Offices)	77079 (Zip Code)

2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips
(Full title of the plans)

Janet Langford Kelly
Senior Vice President, Legal,
General Counsel and Corporate Secretary
600 North Dairy Ashford
Houston, Texas 77079
(Name and address of agent for service)
(281) 293-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-Accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

EXPLANATORY NOTE
     ConocoPhillips (the “Registrant”) filed a Registration Statement on Form S-8 on May 18, 2009 (Registration No. 333-159318) (the “2009 Registration Statement”), to register 70,000,0000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), for issuance pursuant to the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “2009 Omnibus Plan”).
     On May 11, 2011 the stockholders of the Registrant approved the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “2011 Omnibus Plan”), which replaces the 2009 Omnibus Plan. Because of the adoption of the 2011 Omnibus Plan, no further awards will be made under the 2009 Omnibus Plan.
     According to the terms of the 2011 Omnibus Plan, any shares of Common Stock available for future awards under the 2009 Omnibus Plan, but not actually subject to outstanding awards, as of May 11, 2011, are available for issuance under the 2011 Omnibus Plan. Of the 70,000,000 shares of Common Stock registered under the 2009 Registration Statement and issuable pursuant to the 2009 Omnibus Plan, 5,314,091 shares (the “Carryover Shares”) have not been sold and are not currently subject to awards under the 2009 Omnibus Plan. The Carryover Shares are hereby deregistered. The 2009 Registration Statement otherwise continues in effect as to the shares of Common Stock remaining available for offer or sale pursuant to the 2009 Registration Statement.
     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the 2009 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register shares of its Common Stock for issuance pursuant to the 2011 Omnibus Plan, including the Carryover Shares.
     In accordance with Rule 457(p) promulgated under the Securities Act of 1933, this Post-Effective Amendment No. 1 to the 2009 Registration Statement is being filed to (i) deregister the Carryover Shares and (ii) carry over the registration fees paid for the Carryover Shares that were previously registered on the 2009 Registration Statement to the Registration Statement on Form S-8 for the 2011 Omnibus Plan that is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.
     There may be shares of Common Stock registered on the 2009 Registration Statement that are represented by awards granted under the 2009 Omnibus Plan that, after May 11, 2011, expire or are forfeited or canceled without delivery of shares of Common Stock or which otherwise result in the forfeiture of shares of Common Stock back to the Registrant. Upon such forfeiture, expiration or cancelation, such shares will also automatically be deregistered under the 2009 Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 25, 2011.

CONOCOPHILLIPS
By:	/s/ Jeff W. Sheets
Jeff W. Sheets
Senior Vice President, Finance and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities indicated on May 25, 2011.

SIGNATURE	TITLE

* James J. Mulva	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeff W. Sheets Jeff W. Sheets	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)

* Glenda M. Schwarz	Vice President and Controller (Principal Accounting Officer)

SIGNATURE	TITLE

* Richard L. Armitage	Director

* Richard H. Auchinleck	Director

* James E. Copeland, Jr.	Director

* Kenneth M. Duberstein	Director

* Ruth R. Harkin	Director

* Harold W. McGraw III	Director

/s/ Robert A. Niblock Robert A. Niblock	Director

* Harald J. Norvik	Director

* William K. Reilly	Director

* Victoria J. Tschinkel	Director

* Kathryn C. Turner	Director

* William E. Wade, Jr.	Director

By:	/s/ Janet Langford Kelly
Janet Langford Kelly
Attorney-in-Fact